Mail Stop 3561

								December 20, 2005

By U.S. Mail

Mr. Stephen Lucas
Group Finance Director
National Grid PLC
1-3 Strand
London, WC2N 5EH
England

		Re:	National Grid PLC
			Form 20-F for the fiscal year ended March 31, 2005
			Filed June 15, 2005
			File No. 1-14958


Dear Mr. Lucas:


	We have completed our review of your Form 20-F and related filings and have no further comments at this time.



							Sincerely,




		Jim Allegretto
		Senior Assistant Chief Accountant